FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-226082-03

Sent: Wednesday, June 26, 2019 1:46 PM
Subject: GSMS 2019-GC40 -- Final Pricing Details (Public)(external)

GSMS 2019-GC40 -- Final Pricing Details (Public)(external)

$791.990mm Fixed Rate CMBS Offering

Co-Lead Managers and Joint Bookrunners: Goldman Sachs & Co. LLC, Citigroup and Deutsche Bank Securities

Co-Managers: Academy Securities and Drexel Hamilton

Class	S&P/Fitch/KBRA/MSTR	Size($mm)	WAL(yr)	Spread	Cpn	$px	Yield
A-1	AAA(sf)/AAAsf/AAA(sf)/AAA	16.403	2.62	S+48	2.236	99.9984	2.2248
A-2	AAA(sf)/AAAsf/AAA(sf)/AAA	131.938	4.85	S+57	2.971	102.9958	2.3124
A-3	AAA(sf)/AAAsf/AAA(sf)/AAA	191.600	9.74	S+85	2.904	100.9979	2.7946
A-4	AAA(sf)/AAAsf/AAA(sf)/AAA	251.415	9.86	S+87	3.160	102.9959	2.8191
A-AB	AAA(sf)/AAAsf/AAA(sf)/AAA	24.636	7.38	S+75	3.040	102.9996	2.5942
A-S	AA-(sf)/AAAsf/AAA(sf)/AAA	98.999	9.91	S+112	3.412	102.9929	3.0713
B	NR/AA-sf/AA-(sf)/AA-	41.799	9.91	S+125	3.543	102.9938	3.2012
C	NR/A-sf/A-(sf)/A	35.200	9.91	S+165	3.946	102.9985	3.6012

Anticipated Timing

Anticipated Closing:   Thurs, July 11th

CUSIPs

Class	CUSIP
A-1	36257HBL9
A-2	36257HBM7
A-3	36257HBN5
A-4	36257HBP0
A-AB	36257HBQ8
A-S	36257HBT2
B	36257HBU9
C	36257HBV7

The issuer has filed a registration statement (including a prospectus) with the SEC (SEC File No. 333-226082) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-471-2526.

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